Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

SUBSIDIARY	STATE OR JURISDICTION OF INCORPORATION OR ORGANIZATION
Cenveo Corporation	Delaware
Cenveo Commercial Ohio, LLC	Colorado
Cenveo Government Printing, Inc.	Colorado
Cenveo McLaren Morris and Todd Company	Canada
3120587 Nova Scotia Company	Canada
Cenveo Omemee LLC	Delaware
Cenveo Services, LLC	Colorado
CNMW Investments, Inc.	Delaware
Colorhouse China, Inc.	Colorado
Discount Labels, LLC	Indiana
Rx Technology Corp.	Delaware
Rx JV Holding, Inc.	Delaware
CRX Holding, Inc.	Delaware
CRX JV, LLC	Delaware
Madison/Graham ColorGraphics, Inc.	California
Madison/Graham ColorGraphics Interstate Services, Inc.	California
Cadmus Delaware, Inc.	Delaware
Cadmus Financial Distribution, Inc.	Virginia
Cadmus Hong Kong Limited	Hong Kong
Cadmus International Holdings, Inc.	Virginia
Cadmus Journal Services, Inc.	Virginia
Cadmus KnowledgeWorks International Ltd.	Mauritius
Cenveo Publisher Services India Limited	India
Cadmus Marketing Group, Inc.	Virginia
Cadmus Marketing, Inc.	Virginia
Cadmus Marketing UK Limited	UK
Cadmus/O’Keefe Marketing, Inc.	Virginia
Cadmus Packaging Company Limited	Thailand
Cadmus Packaging Private Limited	India
Cadmus Packaging (Shanghai) Co. Ltd.	China
Cadmus Printing Group, Inc.	Virginia
Cadmus UK, Inc.	Virginia
CDMS Management, LLC	Delaware
Expert Graphics, Inc.	Virginia
Garamond/Pridemark Press, Inc.	Maryland
Old TSI, Inc.	Georgia
Port City Press, Inc.	Maryland
Vaughn Printers Incorporated	Florida
VSUB Holding Company	Virginia
Washburn Graphics, Inc.	North Carolina
Commercial Envelope Manufacturing Co. Inc.	New York
Cenveo CEM, LLC	Delaware

Cenveo CEM, Inc.	Delaware
Rex 2010, LLC	Florida
136 Eastport Road, LLC	Delaware
Lightning Labels, LLC	Delaware
Nashua Corporation	Massachusetts
Nashua International, Inc.	Delaware
Nashua FSC Limited	Jamaica
Nashua P.R., Inc.	Puerto Rico
Glyph International UK Limited	UK
CMS Gilbreth Packaging Systems, Inc.	Delaware
Impaxx, Inc.	Delaware
Envelope Product Group, LLC	Delaware
Cadmus de Honduras, S.A.	Honduras